SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C.  20549





                                   FORM 8-K


                           Current Report Pursuant
                        to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported):  April 20, 1994



                           CLARK EQUIPMENT COMPANY
            (Exact name of registrant as specified in its charter)



     Delaware                 1-5646                   38-0425350
(State or other juris-     (Commission                (IRS Employer
diction of incorporation)   File Number)          Identification Number)



100 North Michigan Street
P. O. Box 7008
South Bend, Indiana
(Address of principal                                    46634
executive offices)                                     (Zip Code)



Registrant's telephone number                        (219) 239-0100
including area code

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ITEM 5.   OTHER EVENTS


On April 20, 1994, Registrant issued a press release which announced that Registrant had signed a definitive agreement to acquire Blaw-Knox Construction Equipment Corporation, a leading producer of asphalt road-paving equipment, from White Consolidated Industries. A copy of this press release is attached as Exhibit (99)(a) and incorporated in this Item by reference. Additional information regarding Blaw-Knox Construction Equipment Corporation is attached as Exhibit (99)(b) and incorporated in this Item by reference. Exhibits (99)(a) and (99)(b) contain certain forward-looking statements about Registrant as defined in paragraph (c) of Rule 3b-6, "Liability for Certain Statements by Issuers" issued pursuant to the Securities Exchange Act of 1934. The forward-looking statements of Registrant published in the press release are reaffirmed hereby.



ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
          EXHIBITS

Exhibit (99)(a) - Registrant's press release regarding its acquisition of Blaw-Knox Construction Equipment Corporation issued April 20, 1994.

Exhibit (99)(b) - Additional information regarding Blaw-Knox Construction Equipment Corporation.



                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CLARK EQUIPMENT COMPANY

                              /s/ John J. Moran, Jr.

                              John J. Moran, Jr.
                              Assistant Secretary



Date:  April 20, 1994


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                                                  EXHIBIT (99)(a)

Clark Equipment Company
100 North Michigan St.
P.O. Box 7008
South Bend, Indiana 46634


                                 NEWS RELEASE


Contact:  Joe Fimbianti                      Release Date:  Immediate
          219-239-0176


                 CLARK TO ACQUIRE LEADING ROAD PAVER COMPANY

SOUTH BEND, INDIANA, April 20, 1994 -- Clark Equipment Company (NYSE: CKL) today announced that it had signed a definitive agreement to acquire Blaw-Knox Construction Equipment Corporation, a leading producer of asphalt road-paving equipment, from White Consolidated Industries, a wholly-owned subsidiary of AB Electrolux of Sweden. The aggregate purchase price will be approximately $144.0 million. The acquisition is expected to slightly increase Clark's reported earnings in 1994 after all acquisition costs and goodwill.

Blaw-Knox is headquartered in Mattoon, Illinois, and has two plants, 700 employees, and 239 dealer outlets worldwide. Consolidated sales for 1993 were $87.3 million, with pre-tax operating earnings at approximately 19 percent of sales.

In announcing the acquisition, Mr. Leo J. McKernan, Clark Chairman, said, "We believe that Blaw-Knox is an excellent company which should benefit from the continued actions of the state and federal governments to repair and rebuild the transportation infrastructure of the United States. Blaw-Knox is one of the best known names in the paving industry, worldwide. It has a market share in the United States above 50 percent and has been consistently profitable. Blaw-Knox has a reputation for excellent product durability and technology and has the finest distributor network in the industry. This business is similar to Clark's other end-product businesses in the manufacturing, distribution, and the financial merchandising of its products. Clark believes it can add substantial value in the future."

The transaction is subject to normal U.S. antitrust review and the approval of Clark's Board of Directors.

Clark Equipment Company's business is the design, manufacture, and sale of skid-steer loaders, construction machinery, transmissions for on-highway vehicles, and axles and transmissions for off-highway equipment.

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                                                       EXHIBIT (99)(b)

                 BLAW-KNOX CONSTRUCTION EQUIPMENT CORPORATION
Blaw-Knox is North America's leading producer of asphalt paving machinery, related equipment, and parts, with a market share exceeding 50 percent. The company enjoys a strong market position in selected markets in Europe,
the Middle East and the Far East.   The company employs 700 people
worldwide and is headquartered in Mattoon, Illinois. Major production facilities are in Mattoon and Rochester, England. Consolidated sales for 1993 were $87.3 million, with operating earnings (EBIT) of $16.3 million. Currently, Blaw-Knox is the only manufacturer in the asphalt paving industry that relies on paving equipment as its sole revenue source. This singular focus provides in-depth understanding of its markets and paver requirements. Blaw-Knox competitive advantage derives from its wide product range, excellent product quality and durability, dealer network, and extensive product support both in training of equipment operators and maintenance personnel.

End Markets and Customers

It is estimated that over 90 percent of the paved roads in the United States are surfaced in asphalt. Its estimated that at least 80 percent are asphalt based, and the remaining roads are concrete based resurfaced in asphalt.

The primary customers of asphalt paving machinery are contractors who serve two primary markets:

     -    Public work projects (highways and airports) -- 65% to 70%
     - Commercial construction (parking lots and mall access) -- 30% to 35%.

- -    Public Works.  The public spending segment is approximately twice as large as the commercial segment and is beginning to benefit from increased state and federal spending to improve the conditions of roadways in the U.S. The most important recent legislation is the Intermodal Surface Transportation Efficiency Act, dubbed ISTEA, passed by Congress in December, 1991. This act designated $121 billion in highway spending from 1992 to 1997.

- -    Commercial Construction.  Commercial asphalt paving is dependent on new commercial real estate development. Recently, depressed conditions in the real estate market have adversely affected paver industry shipments. However, maintenance work on existing
     installations have helped stabilize paver demand.   Historically,
     less than one-third of Blaw-Knox sales have been to the commercial market.

Market Dynamics
Currently the road building industry is changing in two important areas:
- -    Customer emphasis on increased product sophistication.  The use of synthetic materials and changes in paving techniques and road materials demand constant product development by manufacturers as
     customers require more road surface durability and smoothness.   One
     current, key product development area relates to more accurate and adaptable paver control systems. Paving companies, like Blaw-Knox, with strong technical knowledge and leadership in product development are benefiting from this trend.
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- -    Customer emphasis on increased machine reliability and better service. Increasingly, road paving contracts are tied to specific performance dates with financial incentives serving as both a "carrot" and a "stick". Consequently, contractors are demanding more product reliability and after-sales support from paving manufacturers. In addition, the increasing sophistication of the machines requires more training for operators and maintenance personnel. A strong, customer-oriented and well-trained dealer network is critical to satisfying the new customer service requirements.

Products/Technology

Asphalt pavers/finishers are used to apply paving materials to a prepared road base as one of the final steps in road construction. In addition to graded aggregate materials for the actual driving surface, these machines can be used to apply base and sub-base layers made of various other materials. Blaw-Knox products are focused at the higher end of the paver market. It offers one of the broadest product ranges in the industry and has a reputation for exceptionally high quality, durability and paving performance. Its machines are often regarded as the "Cadillac" of the industry and excel at meeting the most stringent job specifications. Historically, the company has placed substantial emphasis on product development and is the leader in the new, more accurate control systems, such as microprocessor-based, road profile controls and ultrasonic material controls. Its emphasis on technical enhancements puts the company in a leading position to benefit from increased product sophistication required by customers.

The purchasing decisions of paving contractors are primarily driven by machine quality and durability. Paving machines are subject to extreme environmental conditions on a regular basis. Since time lost due to machine breakdown translates into higher cost and lower revenue, paving contractors primarily focus on higher quality machines with lower maintenance costs rather than price. Contractors will pay for extra quality and durability rather than risk the downtime and expenses with an inferior machine.

Distribution/Service and Training

Machines are typically sold through a dealer network that both distributes and serves the products and sells spare parts. Dealers selling asphalt pavers serve a distinct customer base comprised of service intensive contractors. The dealer/customer relationship is critical and takes years to build.

Blaw-Knox has one of the strongest and largest independent dealer networks handling asphalt paving equipment in North America. The company has 57 primary dealers organized in nine regions, representing a total of 155 outlets that cover virtually all of the U.S. and Canada. The company also has a global presence and 84 outlets internationally, covering Europe, the Middle East, the Far East and South America.

Since the costs of downtime are relatively high in the applications in which asphalt paving products are used, the product knowledge and support that Blaw-Knox and its dealers provide to contractors is real value-added and is an important competitive advantage in retaining existing customers and in generating new business.
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Additionally, since it takes several weeks to retrain operators and one or more full seasons to retrain maintenance personnel, customers have an added incentive not to switch products. Blaw-Knox has reinforced this competitive advantage by giving training programs to contractor personnel at its field-training and factory schools. These schools have trained over 90,000 operators and maintenance personnel since being established in the 1960's. Blaw-Knox currently trains approximately 4500 dealers and operators yearly in the U.S. and approximately 200 operators and maintenance personnel yearly in the U.K. The training schools are also used by Blaw-Knox to obtain feedback from operators to modify and improve product. Because of the high cost of downtime and product switching, customers tend to be very conservative in their buying decisions and are reluctant to switch brands.

Market Share and Profits

Blaw-Knox has a market share above 50 percent of the North American market, which is about twice that of the next competitor. Other major
North American competitors include:   Barber-Greene (owned by
Caterpillar), Cedarapids, and Ingersoll-Rand. There is no meaningful foreign competition in the U.S. market. Since Blaw-Knox has had a dominant market share (above 50 percent) for more than 20 years, there is a significant field population requiring service and repair parts. Asphalt paving machines have hot, highly abrasive aggregate flowing over all critical areas, and they require frequent maintenance. Parts sales represent a substantial source of income, which is relatively stable regardless of economic cycles. The profitable parts volume and the loyalty of end users have allowed Blaw-Knox to remain consistently profitable even in severe economic downturns. Even with relatively sluggish conditions in 1993, the company had an operating margin (EBIT/sales) of 18.7 percent.


                       Blaw-Knox Financial Performance
                                 ($ million)
                                  1993          1992          1991
     Sales                      $87.3          $74.9          $58.0
     EBIT                       $16.3          $ 6.8          $ 5.0
     Operating Margin            18.7%           9.1%           8.7%

International

Blaw-Knox has a ten percent share of the European market and a presence in the Far East, the Middle East, Africa, and South America. It has a major market presence in Egypt, Mexico, Taiwan, Korea, New Zealand and Hong Kong. While Blaw-Knox international market share is smaller than in the U.S., it is still one of the major competitors in the fragmented European market. Its market position, together with the opportunities in growth economies throughout the world, present significant international expansion potential.